Exhibit 99.2

NEWS RELEASE
LINN ENERGY FINALIZES STRATEGIC ALLIANCE WITH GSO PARTNERS
HOUSTON, July 6, 2015 – LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (Nasdaq: LNCO) (“LinnCo”) announced today that LINN has signed a formal agreement with private capital investor GSO Capital Partners L.P. (“GSO”), the credit platform of The Blackstone Group L.P. (NYSE: BX) (“Blackstone”), to fund oil and natural gas development (the “DrillCo Agreement”).
Funds managed by GSO and its affiliates have agreed to commit up to $500 million with 5-year availability to fund drilling programs on locations provided by LINN. Subject to adjustments depending on asset characteristics and return expectations of the selected drilling plan, GSO will fund 100 percent of the costs associated with new wells drilled under the DrillCo Agreement and is expected to receive an 85 percent working interest in these wells until it achieves a 15 percent internal rate of return on annual groupings of wells, while LINN is expected to receive a 15 percent carried working interest during this period. Upon reaching the internal rate of return target, GSO’s interest will be reduced to 5 percent, while LINN’s will increase to 95 percent.
Strategic advantages for LINN:

•	Allows LINN to develop assets without increasing capital intensity;

•	Potential to add a steady and growing cash flow stream with no capital requirement;

•	Increases LINN’s long-term ability to fund all oil and natural gas development capital and the distribution from internally generated cash flow;

•	Mitigates drilling risk;

•	Potentially broadens acquisition universe; and

•	Upon meeting the return hurdle, provides incremental low decline production growth for LINN.
“We are extremely pleased to have finalized the agreement with GSO creating a new source of capital that will allow us to develop assets without increasing capital intensity, enhance our long-term ability to live within cash flow and provide cashless dropdowns of stable production over time,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.
Financial Advisor
Jefferies LLC acted as financial advisor to LINN for the DrillCo Agreement.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 7.3 Tcfe of proved reserves in producing U.S. basins as of December 31, 2014. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
ABOUT BLACKSTONE AND GSO
Blackstone is one of the world’s leading investment and advisory firms with approximately $310 billion in assets under management as of March 31, 2015. It seeks to create positive economic impact and long-term value for investors, the companies it invests in, the companies it advises and the broader global economy. Blackstone does this through the commitment of extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-focused funds and closed-end funds. GSO, a division of Blackstone, is a leading credit-focused alternative asset manager, with approximately $72 billion of assets under management as of March 31, 2015. GSO has a global footprint with approximately 250 professionals among its offices in New York, Dublin, London and Houston. Further information is available at www.blackstone.com. Follow on Twitter @Blackstone.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, divestitures and trades, potential strategic alliances, timing and payment of distributions, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. See "Risk Factors" in the Company's Annual Report on Form 10-K and other public filings.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC

Investors & Media:

Clay Jeansonne, Vice President – Investor Relations (281) 840-4193

Sarah Nordin, Public Relations & Media (713) 904-6605